EXHIBIT 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer (415) 315-2800 Jonathan H. Downing Chief Financial Officer (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jennifer Beugelmans (415) 896-6820 Media Relations: Chris Toth (415) 896-2005

For Immediate Release

UCBH HOLDINGS, INC. OPENS TWO NEW OFFICES
AND REAFFIRMS 2005 EPS GUIDANCE OF $2.10

•  Representative Offices Opened in Shenzhen, China and in Taipei, Taiwan

•  New Offices Offer Banking Services to Trans-Pacific Customers and Further Enhance Business
Development Capabilities Particularly on Trade Finance Business Across the Pacific Rim
•  Loan Pipeline Grows More Than 60% to Nearly $2.2 Billion as Compared with Year-end 2004
Following Record Loan Originations in the First Quarter of 2005

     SAN FRANCISCO, April 11, 2005 - UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today announced that it has opened representative offices in Shenzhen, China and in Taipei, Taiwan, further strengthening its trade finance and international banking business. With the opening of these two new offices, UCB will be able to offer its California- and New York-based customers who conduct business with companies in Mainland China and Taiwan additional trade finance services. Working in conjunction with the Hong Kong branch, the new offices further strengthen UCB’s ability to provide a superior level of personalized service to customers with business interests in the Pacific Rim.

     “We are very pleased with the successful opening of our new representative offices in Shenzhen and in Taipei, as we believe that Greater China represents a sizable long-term growth opportunity for us,” said Mr. Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “By opening these new offices, we have demonstrated our commitment to further developing our trade finance capabilities and international banking business to meet the needs of our customers. More importantly, our new offices will enhance our customers’ abilities to efficiently and effectively manage their Trans-Pacific businesses.

     “The presence that we began expanding in the Greater China region in 2003, combined with the substantial investments in our infrastructure in the United States, have resulted in our Company’s current strong business development momentum. We are very pleased with record first quarter loan originations, which have resulted in an annualized total loan growth rate of approximately 25 percent, net of our planned multifamily and SBA loan sales. In addition, our loan pipeline at the end of the first quarter of 2005 has grown more than 60 percent to nearly $2.2 billion from $1.3 billion at the end of the fourth quarter of 2004. We continue to be confident that we will achieve our 2005 goals and reaffirm our 2005 EPS guidance of $2.10,” Mr. Wu concluded.

About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, two branches in Greater New York, a branch in Hong Kong, and representative offices in Shenzhen and Taipei. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.

Forward-Looking Statements

     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

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